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                                                                 Exhibit 99.1

              -- Analysts International Corporation News Release --

For Immediate Release                                 MEDIA CONTACT:
                                                      Vice President Finance
                                                      Analysts International
                                                      3601 West 76th Street
                                                      Minneapolis, MN 55435
                                                      (952) 838-2810
                                                      mcharpentier@analysts.com



                   ANALYSTS INTERNATIONAL ANNOUNCES CLOSING ON
                               SEQUOIA ACQUISITION
                ADDS LEADING EDGE EBUSINESS SERVICES CAPABILITIES


MINNEAPOLIS - April 26, 2000 - Analysts International Corporation (Nasdaq: ANLY) today announced that it has completed the acquisition of 80.1 percent of Sequoia, an Auburn Hills, Mich.-based Internet professional services organization, for $43.5 million in cash. Sequoia provides strategic eBusiness solutions and represents a significant step in Analysts International's strategy to be the preferred partner for companies seeking to design and build effective eBusiness operations.

Sequoia, which had 1999 revenues of $57 million, provides a unique network business model and extended eBusiness service capabilities to Analysts International. Sequoia has key relationships with Microsoft, Dell, Cisco, and was Microsoft's Worldwide Partner of the Year in 1998. Sequoia is highly regarded for its design, installation and maintenance of eCommerce infrastructures and complements Analysts International's business-to-business back-office integration services.

Sequoia will operate as a separate subsidiary and the current management team will retain the remaining 19.9 percent interest in the company and continue in their current roles. John Bamberger, 44, CEO of Sequoia, also will assume the title of vice president of Analysts International and will report to Mike LaVelle, president of Analysts International. Bamberger was selected by Ernst & Young as the Michigan Entrepreneur of the Year in 1999.

"With Sequoia now a key operating unit, we have achieved a significant milestone in our strategy to lead the design, building and delivery of eBusiness solutions. In addition, we expect the acquisition will be bottom-

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line accretive in our next fiscal year, which starts July 1," said Frederick
W. Lang, chairman and CEO of Analysts International.

"This is a very exciting day for everyone at Sequoia," said Bamberger. "We now have enormous reach and leverage through Analysts International's network and practice groups. And we intend to contribute significantly to the company's eBusiness service capabilities and to the overall growth in eBusiness customers throughout the U.S., Canada and the U.K."

Operating from 45 offices, Analysts International consultants will work with Sequoia to effectively service large, national or multi-national customers. Customers now can turn to Analysts International for eBusiness/eCommerce strategies, design, implementation and maintenance.

ABOUT ANALYSTS INTERNATIONAL

Headquartered in Minneapolis, Analysts International is a premier information technology services company serving more than 900 corporate and governmental clients with a staff of over 4,500. The company provides services and expertise in eBusiness/eCommerce, business solutions, managed services, technical staffing and professional consulting. For more information about Analysts International, visit the company Web site at http://www.analysts.com. Analysts International stock is traded on Nasdaq as ANLY.

ABOUT SEQUOIA

Sequoia, an award-winning subsidiary of Analysts International, provides integrated solutions including business re-engineering, Internet and business-to-business application development through its highly skilled technical developers, engineers and business consultants. Sequoia also provides clients with strategic consulting and planning, LAN/WAN integration and help desk solutions.

Leveraging its three primary core competencies - Internet application development, network services and operations management - Sequoia has earned a reputation as a leading eBusiness application developer and network solutions provider. Its customers include Fortune 500 and middle-market companies in the automotive, financial services and healthcare industries, as well as in education and state and local government. Based in Auburn Hills, Mich., Sequoia currently has 530 full-time employees, of whom 415 are billable consultants. For more information, visit the web site at www.sequoiaNET.com.